                               EXHIBIT 23.2

[KPMG LOGO]

          Suite 1200
          150 West Jefferson
          Detroit, MI 48226-4429




The Board of Directors
CFSB Bancorp, Inc.


We consent to incorporation by reference in the registration on Form S-4 of Old Kent Financial Corporation of our report dated January 19, 1999, except as to note 23, which is as of February 24, 1999, relating to the consolidated statements of financial condition of CFSB Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the relatedconsolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, Annual Report on Form 10-K of
CFSB Bancorp, Inc.


                                      /s/KPMG LLP



April 26, 1999